UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 10, 2012

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On July 10, 2012, SBA Communications Corporation (“SBA”) released the following information reflecting the pro forma impact of the pending acquisition of TowerCo II Holdings LLC (“TowerCo II”) by SBA (the “TowerCo Merger”) on certain operational metrics. SBA expects to consummate the TowerCo Merger in the fourth quarter of 2012.

•

As of April 30, 2012, SBA owned 12,973 towers, which includes the 2,275 towers acquired by SBA in connection with the Mobilitie acquisition. As of April 30, 2012, on a pro forma basis for the TowerCo Merger, SBA would have owned 16,225 towers.

•	TowerCo II has an average of 1.8 tenants per tower with average additional capacity of approximately 2.0 tenants per tower.

•

As of June 30, 2012, pro forma for the TowerCo Merger, SBA would have had approximately 2 broadband tenants per tower and approximately 2.2 total tenants per tower with a capacity of approximately 4 tenants per tower.

•	TowerCo II, on a consolidated basis, generated total revenues of $140 million and tower cash flow of $72.8 million for the year ended December 31, 2011.

•

SBA expects that, as a result of the consummation of the TowerCo Merger, the amount of SBA’s site leasing revenue derived from Sprint, AT&T, Verizon Wireless and T-Mobile, on a pro forma basis, will be approximately 26%, 22%, 13% and 14%, respectively, based on the cash leasing revenue generated from the sites that SBA owned or managed for the quarter ended March 31, 2012, adjusted to include the impact of the run-rate revenues from the Mobilitie acquisition and the TowerCo Merger as of the date of the purchase agreement for each respective transaction.

SBA cannot assure you that the TowerCo Merger will be consummated. In addition, when and if the TowerCo Merger occurs, the impact of the TowerCo Merger on certain operational metrics may differ from those set forth in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Date: July 10, 2012